Wonder International Education and Investment Group Corp. 10-Q

Exhibit 10.2

AGREEMENT

PARTY A : Anhui Wonder University of Information  Engineering

PARTY B : Anhui Guanghui Construction Decoration Engineering Co., Ltd.

In order to clarify Both Party A & Party B’s responsibilities and obligations, hereby sign this agreement after both Parties’ friendly discussion

1.	Description: No.12; 13; 14; 15 Teaching Building & Academic Exchange Center;
2.	Location: Within Wonder University of Information Engineering
3.	Scale: Five floors with Frameworks. The Academic Exchange Center’s building area is 8,892 square meters; Four teaching buildings’ construction area is approximately 12,700 square meters each as per the actual construction drawing area subject. Construction drawings are based on the No.8 teaching building that has been completed. The adjustment will be needed if the cost excesses 10% of per square meter, the following is not adjusted (the No. 8 teaching building costs ¥1,474.80 per square meter.
4.	Quality requirement: qualified;
5.	Completion requirements: Academic Exchange Center will be completed by September 1st. 2014; the Teaching Buildings will be completed by May 2015.
6.	Site reconnaissance: Self pay;
7.	Contracting Methods： Construction Contract。
8.	Contract deposit: RMB Ninety Million. In consideration of the pre-construction investment, the payment of the deposit may be deferred, however it must be incorporated into the construction warranty fund in the later period.
9.	Contract price: the total contract price is 90 million RMB, including 74.92 million for four teaching buildings and 15.08 million for Academic Exchange Center.
10.	Project Settlement
a.	Contract price + Valid Visa & Design Change + Material Differences. Valid Visa & Design Change will require an official stamped document with at least two signatures issued by Party A.
b.	Visa & Change’s calculation will refer to national rule and industry-related provisions. The 5% discount will be accounted after adjusting the total price.

c.  Material differences to adjust only the main material, including: steel, cement, sand, gravel, brick, wood, wire, and cable. Adjustment method: Hefei marketing information average price minus the fixed price, according to the 2000 Hefei fixed and supplemented quota.

d.  If labor costs exceed 20% of the standard (issued by the government or Hefei 2000 Consolidated Fixed Description), the adjusted fixed labor costs will be included into the accounts.

e.  Three categories charges exclusive the labor insurance fund

11. Payment term

By the end of Dec 2013, the University should pay 70% of the total contract price. The remaining balance needs to be paid within 6 months after inspection and acceptance. There will be construction warranty deposit based on 3% of the contract price that will be due in two years after quality inspection and acceptance. No interests will be accounted for the construction payment.

12、 Contract Range: construction drawings and Party A designated contents, including internal and external decoration of construction design engineering, weak electricity, and fire engineering of the construction design.

13、See the teams of seven, eight , nine , ten, and eleven in the Chapter VII of the tender documents of Academic Exchange Center.

14. Party B should pay attention to the construction safety, strengthen safety education, and regulate the construction procedures. Party B are sole responsible for any accidents if there’s any during the project period. Party A shall not take any responsibility.

15. Party B must obey Party A’s rule, that is not taking main roads and keeping the campus clean, especially on the simultaneous construction sites.

16. Party B should make sure to pay this project’s migrant workers. If any payroll complaints occurs during the project and it can not be resolved within three days, a fine of 0.5% of the total contract price will claimed by Party B when the issue be resolved by Party A.

17. If there’s a dispute outside the contract, both parties will routinely negotiated a settlement. If not solve, both parties may file lawsuit or arbitration proceedings to the local people's court.

18. The agreement will be in 6 original copies. Each party holds three. The agreement will be effective once signed or stamped by both parties. The agreement shall automatically terminate after all terms are met.

Party A（Stamp）

/s/ Anhui Wonder University of Information Engineering

Date：June 18th 2013

Party B (Stamp)

/s/ Anhui Guanghui Construction Decoration Engineering Co. Ltd.

Date：June 18th 2013

协 议 书

发包方：安徽文达信息工程学院　　　　　　　　（以下简称甲方）

承包方：安徽省光辉建筑装饰工程有限公司　　　（以下简称乙方）

为明确甲、乙双方责任和义务，经友好协商，特签订本协议书，双方应共同遵守。

一、工程名称：12、13、14、15号教学楼及学术交流中心楼。

二、工程地点：安徽文达信息工程学院内。

三、建设规模：框架，五层。其中学术交流中心楼建筑面积8,892平米；4栋教学楼每栋约12,700平米（依实际施工图面积为准）施工图套用甲方已建成的8号教学楼，如超出10%（含）造价的（平方单价）据实调整，以下不调整（8号教学楼造价为1,474.80元/平方米）。

四、质量要求：合格。

五、工期要求：学术交流中心楼2014年9月1日前竣工，4栋教学楼2015年5月竣工。

六、踏勘现场：自行踏勘，费用自理。

七、承包方式：施工总承包。

八、合同保证金：玖拾万元整（考虑工程前期投入过大，可暂缓缴付，但需并入后期工程质量保修金内）。

九、合同价格：4 栋教学楼为人民币：柒仟肆佰玖拾贰万元整（¥74,920,000元）；学术交流中心楼为人民币：壹仟伍佰零捌万元整

（￥15,080,000 元），合同价总计人民币：玖仟万元整(￥90,000,000 元)。

十、工程决算方式：

1、合同价格+有效签证及变更+材差。有效签证及变更即指签证及变更需有甲方不少于二人签字并加盖甲方公章之文件。

2、签证及变更的计算规则参照国家规范及行业相关规定，其调整总价格优惠 5%后计入总决算价。

3、材差仅调整主材，可调整的有：钢材、水泥、黄砂、石子、砖、木材、电线、电缆。调整方式：各单体施工期间合肥市市场信息价的算术平均价减定额价，定额执行合肥市 2000 年相关定额及补充定额。

4、如遇人工费超签订合同时 20％标准的（政府发布或合肥市定额站发布），据实调整定额人工费进入决算。

5、三类取费，不计劳保基金。

十一、工程款支付方式：

甲方直接支付，或委托安徽文达教育投资管理有限公司支付，甲方应在 2013 年 12 月底前，按合同价的 70％支付给乙方。余款连同审计合同差价，在工程验收合格后 6 个月内付清。工程质量保修金为合同价的 3％，竣工验收合格后期满二年付清。工程款支付不计利息。

十二、承包范围：施工图及甲方指定内容，包括施工图设计的内外装饰工程及弱电、消防工程等施工图设计全部内容，施工图纸没有的另补充协议，同等条件，乙方优先。

十三、学术交流中心楼招标文件第五章第七、八、九、十、十一条款内容。

十四、乙方应注意施工安全，加强安全教育，规范施工各项程序，项目承包期内万一发生安全事故，无论大小，均由乙方自负责任，甲方概不承担任何责任。

十五、乙方必须服从甲方统一管理，特别是多个工地同时施工时，都应相互礼让，不能占道施工且保持校园内主道清洁。

十六、乙方项目部及公司应认真做好本项目工程内的农民工工资发放工作，如发生农民工投诉事件且项目部及公司 3 日内又无法解决，最终需甲方解决的，甲方有权每次按合同总价 0.5%向乙方实施罚款。

十七、施工时若发生合同约定外争议的，双方按惯例协商解决，若解决不了，双方均可向所在地人民法院提出仲裁或起诉。

十八、本协议正本一式六份，双方各执三份。经双方签字或盖章后生效，款清后自动终止。

甲方（签字或盖章）　　　　乙方（签字或盖章）

日期：2013 年 6 月 18 日　　　　日期：2013 年 6 月 18 日